Filed pursuant to Rule 433

Registration Statement No. 333-109215

August 8, 2006

Relating to Preliminary Prospectus Supplement

dated August 8, 2006

La República de Colombia informa que el día Miércoles 9 de agosto de 2006 se llevará a cabo una subasta de TES Globales, la cual estará abierta para ofertas desde las 9.00 am hora de Nueva York, hasta las 12.00pm hora de Nueva York.

A continuación encontrará el vínculo para acceder al prospecto preliminar de emisión.

Por lo anterior, la República de Colombia no convocará a la subasta de TES tasa fija el día 9 de agosto.

La colocación de TES Globales, a la cual se refiere el presente comunicado, computará dentro de la meta de financiamiento de TES mediante el mecanismo de subasta para el 2006. Por esta razón, los TES Globales que se coloquen a los participantes del Esquema de Creadores de Mercado, computarán en el porcentaje de adjudicación de mercado primario para el presente vigencia.

Detalles adicionales relacionados con la oferta serían divulgados mañana, 9 de agosto de 2006.

Si usted ha recibido este email, le solicitamos confirmar su recepción a la mayor brevedad posible.

A preliminary prospectus supplement of the Republic of Colombia accompanies this free-writing prospectus and is available from the SEC’s website at http://www.sec.gov/Archives/edgar/data/917142/000119312506165836/d424b3.htm.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternately, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or 1-866-718-1649 / 1-800-503-4611 or collect 1-212-834-4307.

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